Exhibit (d)(1)

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of March 2, 2007, by and among Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2 and Blackstone Capital Partners (Cayman) Ltd. 3 (each, a “Seller” and collectively, the “Sellers”), Celanese Corporation, a Delaware corporation (“Celanese”), and Celanese International Holdings Luxembourg S.à r.l., a Luxembourg limited liability company and a wholly owned subsidiary of Celanese (“CIH” and together with Celanese, “Purchaser”).

RECITALS

WHEREAS, as of the date hereof, Sellers collectively own of record 22,343,277 shares of Celanese’s Series A common stock, par value $0.0001 (the “Common Stock”), which constitutes approximately 14% of the total issued and outstanding shares of Common Stock;

WHEREAS, Celanese intends, but has not made any public announcement of such intention, to effect a restructuring on behalf of itself and its subsidiaries (the “Restructuring”), including the refinancing of the existing credit agreement, conducting two debt tender offers for outstanding senior discount notes and senior subordinated notes and conducting a public modified Dutch auction tender offer, through CIH, commencing on or about March 6, 2007 for up to 11,279,243 shares of its outstanding Common Stock at prices ranging from $28.00 to $30.50 per share pursuant to the terms and conditions set forth in the draft Offer to Purchase, dated March 6, 2007 (the “Offer to Purchase”), substantially in the form attached hereto as Annex A (the “Tender Offer”), such amount, when added to the shares purchased under this Agreement, to equal, in the aggregate, a target amount of $400 million of shares of Common Stock;

WHEREAS, Sellers have determined that they will not exercise their right to tender any of their shares of Common Stock in the Tender Offer; and

WHEREAS, subsequent to the date of expiration of the Tender Offer (the “Expiration Date”), Sellers desire to sell to Purchaser a pro rata portion of Sellers’ shares based on the total number of shares tendered and accepted for purchase in the Tender Offer in a manner more specifically described below.

NOW, THEREFORE, in consideration of the premises, the representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

AGREEMENT

1. Agreement Not to Tender the Pro Rata Shares in the Tender Offer.  In consideration of Purchaser’s willingness to purchase the Pro Rata Shares (as defined below) in accordance with the provisions of Section 2 hereof, Sellers hereby agree that from the date of commencement of the Tender Offer through the Expiration Date (the “Lock-up Period”), Sellers will not directly or indirectly, including by guaranteed delivery, tender in the Tender Offer, or otherwise sell, pledge, hypothecate or dispose of any shares of Common Stock owned by Sellers (including without limitation, any shares of Common Stock which may be deemed to be beneficially owned by any Seller in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), and any shares of Common Stock which may be issued upon the vesting and/or exercise of any stock options, restricted stock or warrants, or upon conversion or exchange of any convertible or exchangeable securities or any rights, warrants, options or other securities that are convertible into, or exercisable or exchangeable for Common Stock).

2. Purchase and Sale of the Pro Rata Shares; Waiver of Fees.

2.1 Purchase and Sale of the Pro Rata Shares.

(a) Subject to the completion of the Tender Offer as set forth below and pursuant to the terms and conditions of this Agreement, Sellers agree to sell to Purchaser, and Purchaser agrees to purchase from Sellers 1,835,511 shares of Common Stock; provided, however, that if Purchaser increases or decreases the number of shares subject to purchase in the Tender Offer from 11,279,243 (any such change in the amount purchased, a “TO Share Adjustment”), the aggregate number of shares of Common Stock to be sold by Sellers to Purchaser shall be increased or decreased, respectively, by an amount equal to the TO Share Adjustment multiplied by a fraction, the numerator of which is 22,343,277 and the denominator of which is 137,299,786 (representing the percentage of the outstanding shares of Common Stock held of record by Sellers divided by the total number of outstanding shares of Common Stock held of record as of the date hereof by all stockholders of Purchaser other than the Sellers) (the amount of shares sold by Sellers and purchased by Purchaser, inclusive of any adjustment, if applicable, the “Pro Rata Shares”).

(b) The allocation of the Pro Rata Shares to be sold by Sellers pursuant to this Section 2 shall be pro rata based on the number of shares of Common Stock held of record by each Seller, rounded to the nearest whole share, or in such other proportion as Sellers may agree; provided, however, that Sellers must notify Purchaser of such allocation at least one business day prior to the Closing Date (as defined below).

2.2 Purchase Price.

(a) The purchase price per share to be paid by Purchaser for the Pro Rata Shares shall be an amount equal to the per share purchase price paid by Purchaser for the shares of Common Stock validly tendered and accepted for purchase by Purchaser in the Tender Offer (the “Per Share Purchase Price”).

(b) The aggregate purchase price for the Pro Rata Shares (the “Aggregate Purchase Price”), shall be an amount equal the Per Share Purchase Price, multiplied by, the total number of Pro Rata Shares purchased from Sellers.

3. Closing.  Subject to the terms and conditions hereof, the purchase and sale of the Pro Rata Shares contemplated by this Agreement (the “Closing”) will take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY 10166-0193 at 10:00 a.m. New York City time on the eleventh business day following the Expiration Date (the “Closing Date”), or at such other later date or place as the parties shall mutually agree. At the Closing, (i) Sellers will deliver to Purchaser the Pro Rata Shares to be purchased by Purchaser and (ii) Purchaser shall deliver the Aggregate Purchase Price to Sellers by wire transfer of immediately available funds to one or more accounts specified by Sellers at least one business day prior to the Closing.

4. Representations and Warranties of Sellers.  In order to induce Purchaser to enter into this Agreement, each Seller hereby represents and warrants to Purchaser as follows:

4.1 Organization and Corporate Power; Authorization.  Each of the Sellers has the requisite power and authority to execute, deliver and perform this Agreement and to sell the Pro Rata Shares. This Agreement is the legal, valid and, assuming due execution by the other parties hereto, binding obligations of each of the Sellers, enforceable against each of the Sellers in accordance with its terms except to the extent that the enforceability thereof may be limited by (i) principles of public policy, (ii) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (iii) rules of law governing the availability of equitable remedies.

4.2 Ownership of Pro Rata Shares.  Sellers collectively own of record the number of issued and outstanding shares of Common Stock set forth in the Recitals to this Agreement. The Pro Rata Shares to be sold to Purchaser by such Sellers when delivered to Purchaser shall be free and clear of any liens, claims or encumbrances, including rights of first refusal and similar claims except for restrictions of applicable state and federal securities laws. There are no restrictions on the transfer of such Pro Rata Shares imposed by any shareholder or similar agreement or any law, regulation or order, other than applicable state and federal securities laws.

4.3 No Violation; No Consent.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (a) will not constitute a breach or violation of or default under any judgment, decree or order or any agreement or instrument of any Seller or to which any Seller is subject, (b) will not result in the creation or imposition of any lien upon the Pro Rata Shares to be sold by any Seller, and (c) will not require the consent of or notice to any governmental entity or any party to any contract, agreement or arrangement with any Seller.

4.4 Brokerage.  There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Sellers.

5. Representations and Warranties of Purchaser.  In order to induce Sellers to enter into this Agreement, Purchaser hereby represents and warrants as follows:

5.1 Organization and Corporate Power; Authorization.  Celanese is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and CIH is a limited liability company duly formed and validly existing under the laws of Luxembourg. Purchaser has the requisite power and authority to execute, deliver and perform this Agreement and to acquire the Pro Rata Shares. Purchaser has sufficient capital to purchase the Pro Rata Shares hereunder and to purchase the shares of Common Stock to be purchased pursuant to the Tender Offer in each case in compliance with Section 160 of the Delaware General Corporation Law as it applies to Celanese. The execution, delivery and performance of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been approved by Purchaser. This Agreement and any other agreements, instruments, or documents entered into by Purchaser pursuant to this Agreement have been duly executed and delivered by Purchaser and are the legal, valid and, assuming due execution by the other parties hereto, binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except to the extent that the enforceability thereof may be limited by (i) principles of public policy, (ii) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (iii) rules of law governing the availability of equitable remedies.

5.2 No Violation; No Consent.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (a) will not constitute a breach or violation of or default under any judgment, decree or order or any agreement or instrument of Purchaser or to which Purchaser is subject, and (b) will not require the consent of or notice to any governmental entity or any party to any contract, agreement or arrangement with Purchaser.

5.3 Brokerage.  There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser.

5.4 Capital Stock.  The authorized and outstanding capital stock of Celanese, as of March 1, 2007, consists of 159,643,063 shares of Common Stock and 9,600,000 shares of Preferred Stock.

6. Conditions to Purchaser’s Obligations.  The obligations of Purchaser under Section 2 of this Agreement to purchase the Pro Rata Shares at the Closing from each Seller are subject to the fulfillment as of the Closing of each of the following conditions unless waived by Purchaser in accordance with Section 10.4:

6.1 Representations and Warranties.  The representations and warranties of such Seller contained in Section 4 shall be true and correct on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of Closing.

6.2 Performance.  Such Seller shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of Closing.

6.3 Delivery of Pro Rata Shares.  Such Seller shall have delivered the Pro Rata Shares to be sold by it at the Closing, free and clear of any liens, claims or encumbrances, along with all stock powers, assignments or any other documents, instruments or certificates necessary for a valid transfer.

6.4 Further Assurances.  No governmental authority shall have advised or notified Purchaser that the consummation of the transactions contemplated hereunder would constitute a material violation of any applicable laws or regulations, which notification or advice shall not have been withdrawn after the exhaustion of Purchaser’s good faith efforts to cause such withdrawal.

7. Conditions to Each Seller’s Obligations.  The obligations of each Seller under Section 2 of this Agreement to sell the Pro Rata Shares at the Closing are subject to the fulfillment as of the Closing of each of the following conditions unless waived by such Seller in accordance with Section 10.4:

7.1 Representations and Warranties.  The representations and warranties of Purchaser contained in Article 3 shall be true and correct as of the date of Closing with the same effect as though such representations and warranties had been made on and as of the date of Closing.

7.2 Performance.  Purchaser shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of Closing.

7.3 Payment of Purchase Price.  Purchaser shall have delivered the Aggregate Purchase Price to be paid by Purchaser to the Sellers.

7.4 Further Assurances.  No governmental authority shall have advised or notified the Sellers that the consummation of the transactions contemplated hereunder would constitute a material violation of any applicable laws or regulations, which notification or advice shall not have been withdrawn after the exhaustion of the Sellers’ good faith efforts to cause such withdrawal.

7.5 Successful Completion of Tender Offer.  The Tender Offer has been successfully completed in accordance with the Offer to Purchase and Purchaser has purchased pursuant to the Tender Offer shares at a price not less than the low end of the purchase price range as set forth in the Offer to Purchase attached hereto as Annex A.

8. Covenants.

8.1 No Purchase of Common Stock.  Until eleven business days following the Expiration Date of the Tender Offer, each Seller agrees that it will not, directly or indirectly, purchase any shares of Common Stock.

8.2 No Sale of Common Stock.  Except as contemplated hereunder, from the date hereof until the Closing or the termination of this Agreement, each Seller agrees that it will not, directly or indirectly, sell any shares of Common Stock.

8.3 Closing Conditions.  Sellers and Purchaser shall use their commercially reasonable efforts to ensure that each of the conditions to Closing are satisfied.

9. Survival of Representations and Warranties; Limitation on Liability.

9.1 Survival of Representations and Warranties.  All representations and warranties hereunder shall survive the Closing.

9.2 Limitation on Liability.  Notwithstanding anything to the contrary contained in this Agreement or any other agreements, instruments or other documents related to the Tender Offer, in no event shall any Seller’s liability for breach of the representations, warranties and covenants exceed the portion of the Aggregate Purchase Price received by such Seller.

10. Miscellaneous.

10.1 Adjustments.  Whenever a particular number is specified herein, including, without limitation, number of shares or price per share, such number shall be adjusted to reflect any stock dividends, stock-splits, reverse stock-splits, combinations or other reclassifications of stock or any similar transactions and appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of Purchaser and each of the Sellers under this Agreement.

10.2 Parties in Interest; Assignment.  All covenants, agreements, representations, warranties and undertakings in this Agreement made by and on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. This Agreement and the rights and obligations contemplated hereby may not be assigned, in part or in whole, by Purchaser or by any Seller.

10.3 Third Party Beneficiaries.  The parties hereto intend that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any person, other than the parties hereto and no person, other than the parties hereto, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceedings, hearing or other form.

10.4 Amendments and Waivers.  Except as set forth in this Agreement, changes in or additions to this Agreement may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), by a writing executed by each of the parties hereto; provided, however, that any material amendment to this Agreement must also be approved by a majority of the directors on the Board of Directors of Purchaser, including a majority of directors that have not been nominated or elected by Sellers or an affiliate of any Seller.

10.5 Cooperation.  Purchaser and each of the Sellers shall, from and after the date hereof, cooperate in a reasonable manner to effect the purposes of this Agreement.

10.6 Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to its conflicts-of-laws principles. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section 10.6 by the state and federal courts located in the State of Delaware and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of Delaware or any other jurisdiction.

10.7 Notices.  All notices, demands, requests, consents or approvals (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally delivered or mailed, registered or certified, return receipt requested, postage prepaid (or by a substantially similar method), or delivered by a reputable overnight courier service with charges prepaid, or transmitted by hand delivery or facsimile, addressed as set forth below, or such other address (and with such other copy) as such party shall have specified most recently by written notice. Notice shall be deemed given or delivered on the date of service or transmission if personally served or transmitted by facsimile. Notice otherwise sent as provided herein shall be deemed given or delivered on the third business day following the date mailed or on the next business day following delivery of such notice to a reputable overnight courier service.

To Purchaser:

Celanese Corporation.
1601 West LBJ Freeway
Dallas, TX 75234-6034
Facsimile No.: 972 443 4461
Attn: Curtis S. Shaw

To the Sellers:

c/o Walkers
P.O. Box 265 GT.
Mary Street
George Town, Grand Cayman, Cayman Islands
Attention: Jonathan Culshaw

with a copy to

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Facsimile No.: (212) 455-2502
Attention: William R. Dougherty

10.8 Effect of Headings and Other Matters.  The section and paragraph headings herein are for convenience only and shall not affect the construction hereof.

10.9 Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior written or oral understandings or agreements among or between the parties hereto. Each Seller hereby agrees that, to the extent the terms of this Agreement conflict with, or are in any way inconsistent with, any registration rights agreement or other similar agreement relating to the rights of each such Seller as a holder of shares of Common Stock, this Agreement supersedes and controls over such agreement or agreements.

10.10 Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

10.11 Counterparts.  This Agreement may be executed in separate counterparts, including by facsimile or similar transmission, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

10.12 Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successor and assigns of the parties hereto.

10.13 Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.

10.14 Termination.   Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated (i) at any time prior to the Closing by the mutual written consent of Celanese and the Sellers and (ii) by the Sellers in their sole discretion by written notice to Celanese if (A) the Tender Offer is terminated or (B) the Closing does not occur by May 1, 2007.

IN WITNESS WHEREOF, the undersigned parties have duly executed and delivered this Agreement as of the date first written above.

PURCHASER:	SELLERS:

CELANESE CORPORATION	BLACKSTONE CAPITAL PARTNERS (CAYMAN) LTD. 1

By: /s/ KEVIN J. ROGAN	By: /s/ BEN JENKINS

Name: Kevin J. Rogan	Name: Ben Jenkins

Title: Assistant Secretary	Title: Authorized Person

CELANESE INTERNATIONAL HOLDINGS LUXEMBOURG S.À R.L.,	BLACKSTONE CAPITAL PARTNERS (CAYMAN) LTD. 2

By: /s/ HARRY A. FRANKS	By: /s/ BEN JENKINS

Name: Harry A. Franks	Name: Ben Jenkins

Title: Manager	Title: Authorized Person

BLACKSTONE CAPITAL PARTNERS (CAYMAN) LTD. 3

By: /s/ BEN JENKINS

Name: Ben Jenkins

Title: Authorized Person

Signature Page to Stock Purchase Agreement

ANNEX A

Offer to Purchase